Exhibit 99.1

American Stock Exchange Grants eLinear Extension of Time to Regain Compliance

HOUSTON--(BUSINESS WIRE)--Jan. 27, 2005--eLinear, Inc. (AMEX:ELU - News) announced today an update in relation to the November 22, 2005 notice the company received from the Amex staff indicating that the company did not meet certain of the American Stock Exchange’s continued listing standards due to its delayed filing of its fiscal third quarter financial statements per the Amex Company Guide. The company was afforded the opportunity to submit a plan of compliance to the exchange and on December 8, 2005, presented its plan to the Amex.

On January 24, 2006, the American Stock Exchange notified eLinear that it accepted the company’s plan of compliance and granted eLinear an extension of time to regain compliance with the continued listing standards. The company will be subject to periodic review by Amex staff during the extension period which ends on February 15, 2006. Failure to make progress consistent with the plan to regain compliance with the continued listing standards by the end of the extension period could result in the company being delisted from the American Stock Exchange.

Michael, President & Chief Executive Officer of eLinear, stated, "Consistent with our previous announcements, we continue to keep a fully open communication channel with the American Stock Exchange as we work our way through the regulatory process with the SEC that initially prohibited us from filing our fiscal third quarter financial statements in a timely manner per the Amex Company Guide. We are pleased with the progress we have been making towards getting through the process and getting the outstanding issues behind us and remain confident that our listing on the American Stock Exchange will not be affected.”

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Mirador Consulting, Inc.
Frank Benedetto, 877-MIRADOR
Fax: 561-989-0069
fb@miradorconsulting.com

or
eLinear Solutions, Houston
Brian Stanton, 713-896-0500
investorrelations@elinear.com